UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________

SCHEDULE 14A
(RULE 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
___________________________________

Filed by the Registrant	☑
Filed by a Party other than the Registrant	☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NORTHSTAR REAL ESTATE INCOME II, INC.
(Name of Registrant as Specified in Its Charter)
[N/A]
(Name of Person(s) Filing Proxy Statement if other than Registrant)
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☑	No fee required.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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IMPORTANT SPECIAL MEETING OF STOCKHOLDERS
PLEASE VOTE YOUR PROXY TODAY

December 14, 2017

Dear Stockholder:

We recently mailed you proxy materials in connection with the Special Meeting of Stockholders of NorthStar Real Estate Income II, Inc. (“NorthStar II”) scheduled to be held on January 18, 2018. Your participation in this important vote is requested. Please vote your proxy today.

As set forth in the material sent to you, at the Special Meeting, NorthStar II stockholders are being asked to approve the merger of NorthStar II and NorthStar Real Estate Income Trust, Inc. in all-stock mergers with and into Colony NorthStar Credit Real Estate, Inc., as well as other related proposals as described in the joint proxy statement/prospectus.

The board of directors of NorthStar II, upon the unanimous recommendation of its special committee, unanimously recommends that NorthStar II stockholders vote “FOR” the NorthStar II merger proposal, “FOR” the NorthStar II charter amendment proposal and “FOR” the NorthStar II adjournment proposal.

Approval of the NorthStar II merger proposal and the NorthStar II charter amendment proposal requires the affirmative vote of the holders of a majority of the outstanding shares of NorthStar II common stock entitled to vote on such proposals. Accordingly, every vote, large and small, is important. If you abstain or fail to vote your shares, this will have the same effect as a vote “against” such proposals.

Please vote your shares today. Telephone and internet voting are available by following the instructions on the proxy card or voting form sent to you. Please vote today to participate in this important vote regarding the future of your investment.

Thank you for your cooperation and continued support.

Sincerely,

Daniel R. Gilbert
Chairman, Chief Executive Officer and President